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Exhibit 16

June 13, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

        We have read the section of Amendment No. 1 to Form S-4 of Interdent Service Corporation entitled "Change in Independent Accountants" and are in agreement with the statements contained in paragraphs 2, 3, 4, 5, and 6 on pages 63 and 64 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

        Regarding the registrant's statements concerning the lack of internal controls to prepare financial statements, included in the 3rd, 4th, 5th and 6th paragraphs on pages 63 and 64 therein, we had considered such matters in determining the nature, timing and extent of procedures performed in our audit of the registrant's 2002 and 2003 consolidated financial statements.

                      /s/ Ernst & Young LLP
                      Los Angeles, California

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  Exhibit 16